Exhibit 99.2

Renaissance Learning Inc.

Third Quarter 2006 Earnings Conference Call

Moderator:  Mary Minch

October 18, 2006

5.00 pm EDT

OPERATOR:  Good afternoon ladies and gentlemen and thank you for standing by.  Welcome to the Renaissance Learning <Company: Renaissance Learning Inc.; Ticker: RLRN; URL: http://www.renlearn.com> Third Quarter Earnings conference call.  At this time everyone is on a listen-only mode.  Later there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is also being recorded.  At this time I would like to introduce to you the Chief Financial Officer, Mary Minch.  Go ahead, Miss Minch.

MARY MINCH, CHIEF FINANCIAL OFFICER, RENAISSANCE LEARNING:  Good afternoon.  I’m Mary Minch, Chief Financial Officer of Renaissance Learning.  I would like to welcome everyone to our third quarter conference call.  With me today is Terry Paul, our Chief Executive Officer and Steve Schmidt, our President and Chief Operating Officer.  Before beginning, I need to point out that this call may include information constituting forward looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding sale expectations and the introduction of new products and services.  Any such forward looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in the company’s Securities and Exchange Commission filings including Forms 10-K and 10-Q.

I’ll begin our call today with a review of the third quarter financials and then Steve will provide some brief comments about our operations.  Following our comments we’ll be happy to take your questions.  Third quarter revenues of $25.2 million were down 19.8 percent from third quarter 2005 revenues of $31.4 million.  Net income was $2.1 million compared to net income of $4.9 million for the third quarter of 2005, a decrease of 57.7 percent.  On a per share basis we earned $0.07 this quarter versus $0.16 one year ago.

There are two main reasons for the revenue decline.  The first is a 37.6 percent decline in AlphaSmart laptop revenue.  Steve will provide further commentary about the decline in laptop sales and our plans to improve the results in future quarters.  The other reason for the top line revenue decline is a record increase in deferred revenue of $5.2 million.  The third quarter deferred revenue increase, which was driven primarily by our new Enterprise offerings, is double the 2005 third quarter increase of $2.6 million.

From an order book perspective, ignoring the impacts of revenue recognition of our subscription products, orders for Renaissance Learning products, exclusive of AlphaSmart, actually increased for the first time in 14 quarters.  Improvement in order rate comparisons to the prior year is most notable with Accelerated Reader where the new Enterprise offering is having the biggest impact.  Product revenues were down 23.7 percent for the reasons noted previously, the laptop sales decline and the deferred revenue impact.  Service revenues were down 2.4 percent primarily due to a decrease in onsite training event revenue, partially offset by increases in technical consulting and other remote services.  Third quarter product gross margins were 81 percent up 170 basis points from last year’s margins of 79.3 percent.  The improvement in product gross margins was driven mainly by a greater mix of software products in the current quarter than in last year’s third quarter.  Service gross margins were 52.2 percent down from 2005 third quarter service margins of 63.6 percent.  The decrease was primarily due to reduced pricing of our onsite training events. We’ve lowered prices for consecutive training days in order to improve implementation and make additional training more affordable.

Operating expenses were $15.8 million, down $800,000 from the third quarter 2005.  Product development expenses declined by $900,000, primarily due to increased software capitalization in the current year.  Selling expenses increased due to additional staffing as part of the sales force expansion, though this was largely offset by reduced marketing expenses in 2006 versus the third quarter of 2005.  General and administrative expenses increased $400,000 from the third quarter last year mainly due to equity-based compensation expense.  Operating cash flow was very strong at $8.3 million compared to $7 million in the same quarter last year despite reported earnings falling short of the prior year.  This was due primarily to the deferred revenue increase.  Cash and investments totaled $22.8 million up $1.3 million from June 30th primarily due to the operating cash flow offset by $1.5 million used to pay dividends and $4.1 million used to re-purchase 313,000 shares of stock in the quarter.

Accounts receivable collections and agings remain strong. Day sales outstanding ticked up to 44 days mainly as a result of the deferred revenue increase since the invoice amounts are reflected in our accounts receivable but the revenue has not yet been recorded on the income statement.

Now I’ll turn it over to Steve to provide additional comments.  Steve?

STEVE SCHMIDT, PRESIDENT, CHIEF OPERATING OFFICER, RENAISSANCE LEARNING:  Thank you Mary.  On our quarterly conference calls in April and July, Terry highlighted several significant shifts in product and organizational strategies to refocus the company and get us growing again.  We expected several difficult quarters before we could return to a growth mode and the third quarter results reflect that continued transition.  AlphaSmart laptop revenues were very weak in the quarter, declining by almost 38 percent from the third quarter of 2005.  The order improvement we experienced in laptops late in the second quarter did not hold.  We believe the declines are mainly an ongoing result of the dismantling of the AlphaSmart sales team in late 2005 and a lack of marketing.  The sales pipeline had been depleted by both the lack of dedicated sales professionals and marketing in late 2005 and early 2006, as well as by the end of life promotion on the AS3000 model that occurred at the end of 2005.  We added five laptop sales professionals in Q3.  Our sales team is starting to rebuild the pipeline and we are beginning to achieve higher lead rates from our rejuvenated direct marketing efforts.

We are also experiencing some transition effects from the reorganization and expansion of our software sales team.  Both inside and field sales now have assigned geographical territories and we expanded our combined inside and field sales teams to over 100 sales professionals, an increase of about 40 percent compared to a year ago.  Inherent in this expansion and reorganization is that training, systems and process changes and the rebuilding of customer relationships are causing some inefficiencies and delays.  These are significant and take time to work through but we are confident that our changes will pay off.  Order rates are also being held back a bit by our new Enterprise subscription offerings.  Enterprise has a longer sales cycle than paid up license versions of the software and delays quiz and library orders while customers evaluate Enterprise.  Read Now with PowerUp and our classroom response system are still not selling up to expectations, however, both product lines are expected to benefit from newly established separate sales teams for these products.

Despite the delays I’ve just noted we are starting to see some positive signs.  Renaissance Learning orders, exclusive of AlphaSmart laptops, were up 2 percent.  The first year over year increase in overall orders in over three years.  Inbound phone activity and quote volume have been high and customer interest in our new Enterprise offering, particularly Accelerated Reader, continues to be strong.  As Mary mentioned deferred revenue increased by a record $5.2 million in the quarter primarily as a result of the success we are having selling Enterprise versions of Accelerated Reader and Accelerated Math.  The transition to Enterprise subscription versions is also reflected in our Renaissance Place School counts where we now have at least one Renaissance Place product in over 13,500 buildings, an increase of 2,000 schools in the third quarter.  Operating cash flow for the quarter was also strong at $8.3 million.

With respect to our International initiatives, we have completed our product localization efforts and rolled out the UK versions of our software.  It will take a while to build up the customer base in the UK but we now have the products to make that happen.

Finally I’m pleased to announce our first product that ties the AlphaSmart software into the powerful reporting and progress monitoring capabilities of the Renaissance Place platform.  In the fourth quarter we’ll be rolling out a Renaissance Place version of Keywords, a keyboarding program that is included with AlphaSmart laptops.

In conclusion the transition phase has been challenging but not unexpectedly so.  Fourth quarter will likely continue to be a transition quarter.  We are beginning to see some positive signs and expect better results in 2007.  Now Mary, Terry and I would be happy to answer your questions.

OPERATOR:  Ladies and gentlemen if you are calling as a representative of an investment firm you are invited to ask questions at this time.  Please depress star, one on your telephone keypad.  Your first question comes from Ted Bades with One Fifty LLC.  Sir, go ahead.

TED BADES, ONE FIFTY LOC:  Oh hello, I just have three to four quick questions, one being what is the headcount now versus last quarter?

STEVE SCHMIDT:  Were you referring to the sales force numbers that we or our overall company headcount?

TED BADES:  Could I have both if possible?

STEVE SCHMIDT:  My comments on the sales force related to our software team and I mentioned there that we are up to over 100 sales professionals within that group.

TED BADES:  Mm-hmm.

STEVE SCHMIDT:  Overall head count is company wide approximately 960.

TED BADES:  960, and how does that compare to last quarter?  Can, I guess I’ll just find that disclosed in the 10-Q.

STEVE SCHMIDT:  I’m not sure if we disclosed the number in the 10-Q but it’s up about 20, 25 individuals since last quarter with the biggest piece of that being the sales force expansion that we’ve been undergoing.

OPERATOR:  Thank you.  Your next question comes from Jason Anderson with Stifel Nicholas.  Sir, go ahead.

BOB CRAIG, STIFEL NICHOLAS:  Hi, actually this is Bob Craig how’s everybody doing?

STEVE SCHMIDT:  Doing fine Bob, how are you?

BOB CRAIG:  Good.  A couple questions, I guess you know first is you know what are the keys to getting the AlphaSmart business turned around?  I mean you mentioned you know adding some sales people in the quarter, I know that you know that certainly the Keyword development that you just mentioned should help.  Could you just maybe elaborate on your plans there to further try to turn around that operation?

STEVE SCHMIDT:  Sure I think the key Bob is in sales and marketing efforts that I mentioned.  The AlphaSmart unit is high customer satisfaction is very well liked by the customers that they use it.  We just haven’t done a very good job of marketing the product or of selling it.  We set up a separate sales team to focus on the AlphaSmart units earlier in the year.  We’ve expanded that team in recent times to a point that I think we feel good about coverage that we have and very importantly we just started a much more aggressive marketing campaign to get the word out on the AlphaSmart unit and to provide the leads we need to build back up to the level we know we can achieve.

BOB CRAIG:  Steve, what does that consist of, that more aggressive marketing campaign?

STEVE SCHMIDT:  Primarily direct marketing.  Direct mail campaigns, some advertising just to generate the leads.  AlphaSmart’s always had a strong presence at trade shows with all of the techniques that we’ve used to become successful on direct marketing.

BOB CRAIG:  Okay.  By the way you folks during this call have been cutting out.  I don’t know whether that’s a connection problem on our side but I don’t know whether others are experiencing that.

STEVE SCHMIDT:  I apologize for that.

BOB CRAIG:  That’s okay.  How many total AlphaSmart sales people do you have now?

STEVE SCHMIDT:  Well including independent reps that sell the product we are at between 15 and 20.

BOB CRAIG:  15 and 20?  And I take it you, your intention would be to plateau there and just maximize the productivity of the people you have?

STEVE SCHMIDT:  For right now that’s correct though we think, you know over time we may need to look at taking certain territory then expanding further but for right now we’re comfortable where we are.

BOB CRAIG:  Okay.  And I know there’s a limited amount you can say about or would want to say about your product development efforts but you mention the Keywords situation how many more of those you know application, the development situations can we expect to occur in ’07?

STEVE SCHMIDT:  The Keywords application was really an adjustment to connect it to Renaissance Place which we think will be very powerful.

BOB CRAIG:  Right.

STEVE SCHMIDT:  Beyond that we’re really not at this point ready to disclose any other plans other than to say that there are continued plans to integrate the strength of AlphaSmart and Renaissance Learning.

BOB CRAIG:  Okay.  So we will see additional application introductions in ’07 it’s fair to say?

STEVE SCHMIDT:  Don’t want to talk about timing or get any more specific than what I’ve already said Bob.

BOB CRAIG:  Okay.  Last quarter you mentioned a significant increase in quote activity and certainly did see the you know, the order rate up 2 percent excluding AlphaSmart and any commentary regarding overall quote activity?  I think you said the inbound phone activity was high, sorry to interrupt you but overall quote activity?

STEVE SCHMIDT:  Inbound phone activity has always been a key indicator for us and that’s a good sign that it’s picked up.  Quote activity has also been strong just as it was last quarter and I think that did translate into the higher Enterprise orders and a better performance outside of the laptop product line so just indications that things are improving.

BOB CRAIG:  What about renewal rates on Renaissance Place and or, if you, for lack of a better term, re-up rates?  I mean selling additional product into the schools you’ve already penetrated?  Any read there?

STEVE SCHMIDT:  Yes we monitor renewal rates not I guess prepared to be too precise there other than to say that we’re pleased that renewals are running at a high rate like we expected they would.

BOB CRAIG:  Okay.  And any read that you can provide on essentially re-up rates?  How much additional product I mean historically I believe it’s been one to two products that you’ve sold into each of these schools, is that rate increasing?

STEVE SCHMIDT:  I don’t think it’s increasing.  I think it’s, the pattern that we’ve seen has pretty much held.  We do look to leverage one Renaissance Place product implementation into others for the school to use additional products so that’s going about as we expected.

BOB CRAIG:  Okay.  And last question I guess you mention that you obviously don’t expect much in the fourth quarter, but then you expect ’07 to be a better year, what gives you that confidence?  Is it, is it an improving macro environment?  Is it some of the internal changes that you’ve managed to make?  Or are currently making, or a combination of the two?

STEVE SCHMIDT:  I think as we’ve stated on previous calls the macro environment is reasonably good but we’re not counting on that to drive our improved performance.  I think it’s the strategies and the initiatives that we’ve undertaken over the last several quarters.  Continue to be confident will get us back on the right track again.

OPERATOR:  Thank you.  Your next question comes from Corey Johnson with Kingsford.  Sir, go ahead.

COREY JOHNSON, KINGSFORD:  Hi guys, thanks for taking my questions.  I’ve got just a few.  If I can follow-up on Ted Bade’s excellent question you said the sales force is up to 100 but SG&A as a percentage of sales seems to be flat quarter over quarter.  Does that suggest a change in the comp policy?  Are you paying the sales people less, maybe you can explain?

STEVE SCHMIDT:  No I think as we’ve talked about in previous quarters we have shifted some dollars from marketing to sales with a more focused marketing strategy than we’ve had in the past and in turn expanding on the sales investments.

COREY JOHNSON:  Okay.  So you mentioned briefly Mary in your passing, in your comments you said something about an increased capitalization of software lowering I think you said lowering, I don’t know G&A costs can you explain?

MARY MINCH:  Right lowering our product development costs. We capitalized about $700,000 related to software in the quarter mainly related to the roll out that Steve indicated the Keywords for Renaissance Place roll out and the UK.

COREY JOHNSON:  So you’re capitalizing Keyword marketing expenses?

MARY MINCH:  No the product development costs we’re capitalizing.

COREY JOHNSON:  Okay and that’s a change in the way you were capitalizing is that what you’re saying?

MARY MINCH:  It is not a change in policy just two new products that have rolled out during the quarter.

COREY JOHNSON:  Got it.  And I don’t quite have the breakdown numbers because I know you and thankfully you have changed your reporting in terms of breaking out a little bit between AlphaSmart and Renaissance, what are the hard numbers in terms of revenues for those two product lines?  I know you said that laptop sales were down 37 or 38 percent year over year.  Can you explain, because it seems to me that Renaissance sales organic number would also have to be down year over year.

MARY MINCH:  As I mentioned the overall revenue is down for two reasons, one the AlphaSmart decline and secondly Renaissance side is down due to the deferred revenue impact.

COREY JOHNSON:  So it is down. Okay I got it.

MARY MINCH:  Right.

COREY JOHNSON:  And I guess finally you know we’re now, we’ve lapped the acquisition of AlphaSmart you paid $58 million for AlphaSmart and are sitting on 47 million in goodwill I mean given the results in the last year you know sales of AlphaSmart dropping 20, 30 now 38 percent year over year I mean is it, at what point would you have to address a write down of goodwill or address that goodwill issue?

MARY MINCH:  We certainly took a look at our goodwill both annually and when circumstances warrant.  We do report as one single segment and therefore calculate any impairment on that basis.

COREY JOHNSON:  Is there a time frame when that might be addressed?

MARY MINCH:  As I said we do it annually but also if there were circumstances warranting it.

COREY JOHNSON:  So when is the anniversary of the annual addressing of that?

MARY MINCH:  It’s about this time of year.

COREY JOHNSON:  Great.  Thanks so much guys.  I do appreciate it.

OPERATOR:  As a reminder if you do have a question please press star then one on your telephone keypad.  Next you have a follow-up question from Ted Bades with One Fifty LLC.  Sir, go ahead.

TED BADES:  Yes I have a follow-up here.  I guess you said DSO’s were at 44 days, but my calculation I get 55.  I’m just trying to see how you guys calculated those DSO’s.  Sorry, I got 50, how do you calculate 44?

MARY MINCH:  We do calculate it on a month-by-month basis so if you’re looking at the overall quarter end, of reported answers you would get likely a different answer.

TED BADES:  Okay sure and I’m just wondering I’m looking back here, my spreadsheet goes about, back about three years, 50 days for DSO’s is the highest it’s ever been, is it, you know alluded to I guess deferred revenues, what type of accounts I guess have DSO’s above the 50 days?

MARY MINCH:  Really our agings and the quality of our receivables remain as strong as ever.  It’s just that a mathematical factor that the deferred revenue hits accounts receivable in the numerator but not in the sales line until it’s recognized into revenue.  So increases in deferred revenue will cause that equation to change and be diluted.

TED BADES:  Okay and then also gross margins, next year do you have any, can you give us a generic kind of you know projection with increase, decrease are you able to give a little color on that?

MARY MINCH:  Sure, as I mentioned gross margins were impacted by fewer hardware in the quarter so as we improve our mix of the hardware components, the AlphaSmart components we would expect that to be reflected in the product gross margins that may decline a percent or two.  On the services side I mentioned that we had decreased our pricing for some of our onsite and we fully expect to be able to offer more of those services and take advantage of some of the economies of scale so I would think that service margins might pick up a tad.

TED BADES:  Okay thank you.

OPERATOR:  At this time there appear to be no further questions.

STEVE SCHMIDT:  I’d like to close by saying that we continue to believe that the actions that we’ve undertaken over the past months are the right ones.  It takes awhile to make the types of changes we’ve made and begin to see the results but we believe that we are making good progress.  We are confident that we are on the path to returning the company to a growth mode.  Thank you for joining us today.  And we’ll talk to you again in January.

OPERATOR:  This concludes today’s Renaissance Learning conference call.  You may now disconnect.

END